Exhibit 99.1

For Immediate Release
Contact: Robert J. Habig
650.610.2900
ir@avistar.com

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS

FOR THE FOURTH QUARTER OF 2004

REDWOOD SHORES, Calif. – January 31, 2005 – Avistar Communications Corporation (NASDAQ: AVSR), a video collaboration platform provider, today announced financial results for the three and twelve months ended December 31, 2004.

Avistar reported revenue for the three months ended December 31, 2004 of $2.3 million, compared to revenue of $1.5 million for the three months ended September 30, 2004 and $1.4 million for the three months ended December 31, 2003.  The results for the three months ended December 31, 2004 reflect $575,000 of licensing revenue generated by the settlement and cross-licensing agreement signed with Polycom, Inc. on November 12, 2004.  For the three months ended December 31, 2004, gross margin was 61% compared to 42% for the three months ended September 30, 2004 and 47% for the three months ended December 31, 2003.

Avistar reported an after tax net loss of $2.1 million, or $0.06 per basic and diluted share, for the three months ended December 31, 2004.  Before a provision for income taxes of approximately $300,000, Avistar reported a net loss of $1.8 million, or $0.05 per basic and diluted share for the three months ended December 31, 2004. Avistar reported a net loss of $2.3 million, or $0.07 per basic and diluted share, for the three months ended September 30, 2004 and $2.2 million, or $0.07 per basic and diluted share, for the three months ended December 31, 2003. There were no significant provisions for income taxes in the three month periods ending September 30, 2004 or December 31, 2003.

Avistar reported revenue for the twelve months ended December 31, 2004 of $6.9 million, compared to revenue of $6.6 million for the twelve months ended December 31, 2003.  Avistar reported an after tax net loss of $8.7 million, or $0.27 per basic and diluted share, for the twelve months ended December 31, 2004.  Before a provision for income taxes of approximately $300,000, Avistar reported a net loss of $8.4 million, or $0.26 per basic and diluted share for the twelve months ended December 31, 2004.  For the twelve months ended December 31, 2003, Avistar reported a net loss of $8.6 million, or $0.33 per basic and diluted share.  There was no significant provision for income taxes in the twelve month period ending December 31, 2003.

As of December 31, 2004, Avistar had cash and cash equivalents of $21.7 million and no long term debt.

“In the fourth quarter of 2004 Avistar accomplished a major milestone by monetizing our extensive intellectual property portfolio for the first time in the Company’s history,” commented Jerry Burnett, Avistar’s Chairman and CEO.  “The agreement that we signed with Polycom generated approximately $575,000 of licensing revenue in the fourth quarter of 2004, with the balance of the $21 million dollar net settlement scheduled to be recognized, pro rata, as revenue over the next five years, affording us excellent visibility on this component of total revenue. We intend to use a portion of the cash resource to accelerate our product development and marketing efforts”.

Dr. Burnett continued, “For some time, Avistar Communications has had several “go to market” strategies, namely, direct sales, licensing of our technology, and partnering and indirect channel activities.  Prior to the fourth quarter of 2004, all of our revenue was generated exclusively by the direct sales of our desktop video hardware and software products, primarily to firms in the financial services vertical.  We expect that this initial licensing agreement will foster additional licensing and partnering activities, which can help us achieve improved revenue performance.  In regards to our partnering efforts, we are equally pleased with our recently-announced participation in IBM’s PartnerWorld program, which will enable the integration of our video collaboration capabilities with IBM’s Workplace Client Technology.”

“To elaborate on Jerry’s comments, the $21 million of net cash we received as part of the agreement with Polycom has come at an important time in the Company’s and market’s development”, stated Robert Habig, Avistar’s Chief Financial Officer.  “We believe the video collaboration marketplace is gaining momentum as companies recognize the power of video-enabled business processes and the returns on investment possible.  The combination of the cash payment from the Polycom agreement, and the associated reduction in expense from resolving the underlying litigation, is expected to allow additional resources to be used to accelerate our product development, and further promote our technology through partnerships and additional licensing arrangements”.

About Avistar Communications Corporation

Avistar Communications Corporation develops, markets and supports a video collaboration platform for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers TV-quality video calling, recording, publishing to web and emails, video-on-demand, broadcast origination and distribution, and document sharing.  Avistar video-enables business processes by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises.  Founded in 1993, Avistar Communications Corporation is headquartered in Redwood Shores, California, with sales offices in New York and London.  Avistar’s technology is used in more than 35 countries.

Collaboration Properties, Inc. (CPI), a wholly owned subsidiary of Avistar, holds a current portfolio of 66 patents for inventions in the primary areas of video and network technology.  CPI pursues patents for presence-based interactions, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a rich-service network video architecture to support Avistar’s product suite and customers.  CPI offers this intellectual property by licensing its patent portfolio and Avistar’s video-enabling technologies to companies in the video conferencing, rich-media services, public-networking, and related industries.

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For more information, visit www.avistar.com.

Forward Looking Statements

Statements made in this news release that are not purely historical, including but not limited to statements regarding the impact and outcome of licensing arrangements with parties other than Polycom, the marketplace for video collaboration products, the acceleration of our product development, and market interest in our products, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as the market demand for Avistar’s products, the demand for licenses of Avistar’s intellectual property, and the expansion of Avistar’s intellectual property portfolio.  As a result of these and other factors, Avistar expects to experience significant fluctuations in revenue and operating results, and there can be no assurance that Avistar will become or remain profitable in the future, or that its future results will meet expectations. These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. Avistar disclaims any intent or obligation to update these forward-looking statements.

~ financial statements follow ~

Copyright © 2005 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation.

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AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the three and twelve months ended December 31, 2004 and 2003

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
	(unaudited)		(unaudited)
Revenue:
Product	$932	$610	$3,121	$2,817
Services, maintenance and support.	797	799	3,200	3,775
License	575	—	575	—
Total revenue.	2,304	1,409	6,896	6,592
Cost of revenue:
Product	435	319	1,435	1,410
Services, maintenance and support.	468	421	1,937	2,119
Total cost of revenue.	903	740	3,372	3,529
Gross margin	1,401	669	3,524	3,063
Operating Expenses:
Research and development.	780	560	2,588	2,420
Sales and marketing	582	744	2,456	3,598
General and administrative	1,881	1,455	6,956	6,034
Amortization of deferred stock compensation *	—	22	—	135
Total operating expenses.	3,243	2,781	12,000	12,187
Loss from operations	(1,842)	(2,112)	(8,476)	(9,124)
Other income (expense):
Interest income	77	11	118	44
Other income (expense), net	(331)	(50)	(348)	461
Total other income (expense), net	(254)	(39)	(230)	505
Net loss	$(2,096)	$(2,151)	$(8,706)	$(8,619)

Net loss per share - basic and diluted	$(0.06)	$(0.07)	$(0.27)	$(0.33)
Weighted average shares used in calculating basic and diluted net loss per share	33,361	29,400	32,610	26,368

* Amortization of deferred stock compensation excluded from the following expenses:
Cost of revenue	$—	$2	$—	$15
Research and development	—	2	—	12
Sales and marketing	—	17	—	104
General and administrative	—	1	—	4
	$—	$22	$—	$135

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

as of December 31, 2004 and 2003

(in thousands, except share and per share data)

	December 31, 2004	December 31, 2003
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$21,656	$5,438
Accounts receivable, net of allowance for doubtful accounts of $22 and $44 at December 31, 2004 and 2003, respectively	963	695
Inventories, including inventory shipped to customers’ sites, not yet installed of $34 and $41 at December 31, 2004 and 2003, respectively	737	937
Prepaid expenses and other current assets	377	515
Total current assets	23,733	7,585
Property and equipment, net	192	352
Other assets	286	291
Total assets.	$24,211	$8,228

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	1,105	941
Deferred license revenue	4,226	—
Deferred services revenue and customer deposits.	748	671
Accrued liabilities and other.	1,287	1,125
Total current liabilities	7,366	2,737
Long-term liabilities:
Long-term deferred license revenue	16,331	—
Total liabilities	23,697	2,737
Stockholders’ equity:
Common stock, $0.001 par value; 250,000,000 shares authorized at December 31, 2004 and 2003; 34,542,334 and 31,390,383 shares issued at December 31, 2004 and 2003, respectively.	35	32
Less: treasury common stock, 1,181,625 and 1,179,625 shares at December 31, 2004 and 2003, respectively, at cost	(53)	(51)
Additional paid-in-capital	90,005	86,277
Accumulated deficit	(89,473)	(80,767)
Total stockholders’ equity	514	5,491
Total liabilities and stockholders’ equity	$24,211	$8,228

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 2004, 2003 and 2002

(in thousands)

	Year Ended December 31,
	2004	2003	2002
	(unaudited)	(unaudited)	(unaudited)
Cash Flows from Operating Activities:
Net loss	$(8,706)	$(8,619)	$(7,578)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation.	339	209	326
Stock-based compensation.	—	135	358
Compensation on options issued to consultants.	24	43	102
Provision for doubtful accounts	77	125	56
Changes in current assets and liabilities:
Accounts receivable	(345)	(80)	1,964
Inventories.	200	211	(52)
Prepaid expenses and other current assets	138	114	492
Other assets	5	29	83
Accounts payable	164	383	(75)
Deferred license revenue	20,557	—	—
Deferred services revenue and customer deposits	77	(325)	(209)
Accrued liabilities and other.	162	227	(1,339)
Net cash provided by (used in) operating activities.	12,692	(7,548)	(5,872)

Cash Flows from Investing Activities:
Purchase of short-term investments.	—	—	—
Sale of short-term investments.	—	2,400	3,352
Purchase of property and equipment.	(179)	(183)	(105)
Net cash provided by investing activities.	(179)	2,217	3,247

Cash Flows from Financing Activities:
Increase (decrease) in bank overdraft	—	—	(149)
Proceeds from issuance of common stock	3,707	5,986	113
Repurchases of common stock .	(2)	—	(11)
Net cash provided by (used in) financing activities	3,705	5,986	(47)
Net increase (decrease) in cash and cash equivalents.	16,218	655	(2,672)
Cash and cash equivalents, beginning of period	5,438	4,783	7,455
Cash and cash equivalents, end of period.	$21,656	$5,438	$4,783

Supplemental Cash Flow Information:
Cash paid for income taxes	$60	$50	$—
Cash paid for interest.	$6	$8	$—